SCHEDULE 14A (Rule 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

COMMONWEALTH TELEPHONE ENTERPRISES, INC. (Name of Registrant as Specified in Its Charter) (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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CTE Investor Relations
100 CTE Drive
Dallas, PA 18612-9774

INVESTOR NEWS

Contact:	David G. Weselcouch Senior Vice President – Investor Relations and Corporate Communications (570) 631-2807

CTE Reports 2003 First Quarter Results

CTE Reports Net Income of $28.2 million, Versus $10.7 million in the 2002 First Quarter

CTE Reports Fully Diluted Earnings Per Share of $1.19, Versus $0.45 in the 2002 First Quarter

CTE Reports Consolidated Switched Access Line Growth of 4%, and Consolidated Revenue Growth of 6%

Michael J. Mahoney, CTE president and CEO, will host a conference call and simultaneous webcast at 9:00 a.m. (EDT) this morning. Mr. Mahoney will review CTE’s 2003 first quarter results, and 2003 guidance. The call is expected to last approximately 30 minutes. To access today’s conference call, please call 1-800-491-3127. The conference call passcode is 3376155. The simultaneous webcast can be accessed via the Internet at www.ct-enterprises.com. The conference call will be archived and available for replay for 48 hours following the call. To access the replay, please call 1-888-211-2648, passcode 3376155. The webcast will also be available for replay for 48 hours at www.ct-enterprises.com.

Dallas, PA – May 1, 2003 -- Commonwealth Telephone Enterprises, Inc. (“CTE”) [NASDAQ: CTCO, CTCOB] today announced financial results for the 2003 first quarter. For the 2003 first quarter, CTE reported diluted earnings per share (“EPS”) of $1.19, versus reported diluted EPS of $0.45 in the 2002 first quarter.

CTE Consolidated Results

CTE ended the 2003 first quarter with a total of 468,585 switched access lines installed, reflecting an increase of 19,737 switched access lines installed in the past 12 months, or a growth rate of 4.4%.

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CTE’s consolidated revenues in the 2003 first quarter were $83.2 million, a growth rate of 6.1% versus the 2002 first quarter.

For the 2003 first quarter, CTE reported net income of $28.2 million, versus reported net income of $10.7 million in the 2002 first quarter.

Consolidated capital expenditures (“CAPEX”) were $7.4 million in the 2003 first quarter, versus CAPEX of $9.6 million in the year ago quarter.

The table below sets forth highlights of CTE’s 2003 first quarter consolidated results, versus the 2002 first quarter:

	2003	2002	% Change
	First Quarter	First Quarter	Inc./(Dec.)

Total Access Lines	468,585	448,848	4%
Revenues	$83.2M	$78.4M	6%
CAPEX	$7.4M	$9.6M	(23%)
Total Debt	$149.1M	$213.1M	(30%)
Reported EPS	$1.19	$0.45	164%

To supplement the reporting of CTE’s consolidated financial information under GAAP (generally accepted accounting principles), CTE will continue to present certain non-GAAP financial measures, including recurring operating results, EBITDA (earnings before interest, taxes, Voluntary Retirement Program, restructuring charges [reversals], depreciation and amortization, other income [expense] and equity in income of unconsolidated entities) and EBITDA margin (EBITDA divided by revenues). A reconciliation of these measures to the most directly comparable GAAP measures is included in the accompanying financial tables, and is also available on CTE’s web site at www.ct-enterprises.com by clicking on Press Releases under the CTE News section. Recurring operating results exclude the one-time cumulative effect of an accounting change in the 2003 first quarter, and the effect of a one-time charge in connection with a Voluntary Retirement Program in the 2002 first quarter. The presentation of recurring operating results enables investors to further evaluate our quarter-over-quarter operating results. Further, CTE management believes that EBITDA and EBITDA margin are meaningful indicators of profitability for capital-intensive businesses such as CTE’s, and they continue to be key valuation metrics in the investment community. Recurring operating results, EBITDA and EBITDA margin are among the primary indicators that CTE management utilizes for planning and operating its business. This supplemental information should not be considered in isolation, or as a substitute for CTE’s consolidated financial information presented under GAAP.

The 2003 first quarter includes a one-time, after-tax gain of $13.2 million, or $0.56 per diluted share, in connection with the previously announced adoption of new accounting rules on asset retirement obligations under SFAS 143 (Statement of Financial Accounting Standards No. 143), which were effective January 1, 2003. Excluding this one-time gain, CTE’s net income was

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$15.0 million, reflecting diluted EPS of $0.63. The 2002 first quarter net income included a one-time, after-tax charge in connection with a Voluntary Retirement Program of $1.4 million, or $0.06 per diluted share. Excluding this one-time charge, CTE’s 2002 first quarter net income was $12.2 million, or $0.51 per diluted share.

“We are off to a very solid start in 2003,” said Michael J. Mahoney, CTE’s president and chief executive officer. “We achieved 6% consolidated revenue growth in the first quarter, which was largely driven by increased high-margin access revenues. This revenue growth, coupled with our ongoing focus on cost control, resulted in 10% consolidated EBITDA growth, and a record 52.1% consolidated EBITDA margin. Our first quarter performance has led us to increase our 2003 recurring diluted EPS guidance to a range of $2.45 to $2.47 per share, from our prior recurring diluted EPS guidance of $2.35 to $2.37.”

The table below sets forth CTE’s 2003 first quarter consolidated EBITDA, EBITDA margin and recurring EPS results, versus the 2002 first quarter:

	2003	2002	% Change
	First Quarter	First Quarter	Inc./(Dec.)

EBITDA	$43.3M	$39.3M	10%
EBITDA Margin	52.1%	50.2%	190bps
Debt/EBITDA (Last 12 months)	0.9x	1.5x	(40%)
Recurring EPS	$0.63	$0.51	24%

CTE and Level 3 Communications Enter into Recapitalization Agreement

As previously announced, on April 25, 2003, CTE, Level 3 Communications, Inc. (“Level 3 Communications”), and Eldorado Equity Holdings, Inc., an indirect wholly-owned subsidiary of Level 3 Communications, announced that they had entered into a recapitalization agreement that provides for the reclassification and conversion of each outstanding share of CTE Class B Common Stock into 1.09 shares of CTE Common Stock. An independent Special Committee of the CTE Board of Directors approved the recapitalization agreement and the reclassification, and concluded that the transaction is fair to the holders of CTE Common Stock and fair to the holders of CTE Class B Common Stock, other than Level 3 Communications, as to which no determination of fairness was made. At the conclusion of the reclassification, CTE will have only one class of common stock, with each share having one vote in corporate governance matters. As a result of the recapitalization, Level 3 Communications’ CTE voting power will be reduced from 29.3% to 4.6%. The transaction is subject to customary conditions, including shareholder approval and receipt of applicable regulatory approvals.

“Management believes this is a good transaction for CTE and its shareholders,” said Mahoney. “The transaction eliminates our common stock dual class structure, and puts all of our shareholders on equal footing, with voting power commensurate with each respective shareholder’s economic ownership of CTE. Further, the dilution to existing holders of CTE Common Stock is minimal – less than 1% – while the collective voting power of existing holders

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of CTE Common Stock will increase from 41.6% to 90.7%. The transaction also eliminates the possibility that another investor could acquire voting control of CTE by purchasing the Level 3 CTE Class B Share position – which presently represents just over 4% of the economic ownership of CTE, but over 29% of the voting power. I look forward to the support of all of our shareholders as we enact this transaction and improve the ownership structure of CTE going forward.”

Commonwealth Telephone Company (“CT”) Results

CT had a total of 338,003 access lines installed at the end of the 2003 first quarter – a growth rate of 2% versus last year. CT’s residential additional line penetration was 40% at the end of the quarter. CT’s business line growth in the 2003 first quarter was 5% versus the 2002 first quarter.

CT’s 2003 first quarter revenues grew 7% to $52.1 million, versus revenues of $48.6 million in the 2002 first quarter. This solid revenue growth was primarily driven by increased access minutes of use, rate changes in the NECA (National Exchange Carrier Association) average schedule settlement formula that took effect in July 2002, and 8% growth in enhanced services.

CT’s 2003 first quarter EBITDA was $35.0 million, a 12% increase over last year, resulting in a 67% EBITDA margin. This solid EBITDA margin expansion was primarily driven by growth in high-margin access revenues, as well as continued focus on cost control.

CT’s 2003 first quarter CAPEX was $3.2 million versus $5.0 million in the 2002 first quarter.

CTSI, LLC (“CTSI”)

During the 2003 first quarter, CTSI installed 3,933 net access lines, ending the quarter with 130,582 net access lines installed – a growth rate of 13% versus the 2002 first quarter. At the end of the 2003 first quarter, 98% of CTSI’s access lines were “on-switch,” and 52% were “on-net” (defined as 100% on CTSI’s owned network). CTSI’s business/residential line split at the end of the 2003 first quarter was 89%/11%.

CTSI’s 2003 first quarter revenues were $21.5 million, a growth rate of 3% versus revenues of $20.9 million in the 2002 first quarter.

CTSI’s EBITDA in the 2003 first quarter was $8.2 million, versus EBITDA of $7.6 million in the 2002 first quarter, reflecting EBITDA growth of 7%. CTSI’s 2003 first quarter EBITDA margin was 38%, versus an EBITDA margin of 37% in the year ago quarter.

CTSI’s 2003 first quarter capital expenditures were $3.1 million, versus $4.1 million in the year ago quarter.

Jack Flash® DSL

In the 2003 first quarter, CTE’s DSL (digital subscriber line) product, Jack Flash®, installed 833

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net new DSL subscribers. Jack Flash® had 10,538 installed DSL subscribers at the end of the 2003 first quarter. Jack Flash® is marketed in CTE’s CT and CTSI geographies. Jack Flash® utilizes DSL technology to provide broadband connectivity over standard telephone lines at speeds over 50 times faster than today’s traditional dial-up modems.

2003 Guidance Outlined

The table below sets forth CTE’s consolidated 2003 full year guidance, which Mr. Mahoney will discuss on this morning’s conference call and webcast:

	Previously Communicated	Revised
	2003 Full Year	2003 Full Year
Item	Guidance	Guidance

Consolidated CTE	Access Line Growth	3% - 4%	Unchanged
	Revenue Growth	4% - 5%	5% - 6%
	EBITDA	$166M - $168M	$168M - $170M
	Effective Tax Rate	Approx. 40%	Unchanged
	Diluted EPS – 2Q03	n/a	$0.57 - $0.59
	Diluted EPS – FY03	$2.35 - $2.37	$2.45 - $2.47
	CAPEX	$50M - $55M	Unchanged
	Year-End Total Debt	$75M - $85M	Unchanged

About CTE

Headquartered in Dallas, PA, Commonwealth Telephone Enterprises, Inc., serves a growing base of business and residential customers with the full array of technologically advanced data and voice telecommunications products and services, including broadband data services and high-speed Internet access, delivered over its 100% digitally switched, fiber-rich network.

CTE’s primary operating segments are: Commonwealth Telephone Company (“CT”), the nation’s eighth largest publicly held independent rural local exchange carrier (“RLEC”), which has been operating in various rural Pennsylvania markets since 1897; and, CTSI, LLC (“CTSI”), an RLEC “edge-out” local exchange carrier operating outside CT’s territory, that formally commenced operations in 1997. CTE’s support businesses include epix® Internet Services (www.epix.net), one of the northeast’s largest rural Internet Service Providers (“ISPs”); and, Jack Flash®, a broadband data service that uses DSL technology to offer high-speed Internet access and digital connectivity solutions. Additionally, CTE operates two other support businesses that provide products, services and expertise to its CT and CTSI operations. These businesses are Commonwealth Communications, a provider of telecommunications equipment and facilities management services; and, CLD, a long-distance reseller.

A web site featuring current information regarding Commonwealth Telephone Enterprises, Inc., can be found on the Internet at www.ct-enterprises.com.

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Additional Information and Where to Find It

In connection with the annual shareholders’ meeting, a proxy statement will be mailed to security holders of CTE, and CTE will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT CONTAINS IMPORTANT INFORMATION. The proxy statement and other relevant materials (when they become available), and any other documents filed by CTE with the Commission, may be obtained free of charge at the Commission’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the proxy statement and the other documents filed by CTE with the Commission by writing to us at: Investor Relations Department, Commonwealth Telephone Enterprises, Inc., 100 CTE Drive, Dallas, Pennsylvania 18612-9774, Attn: David G. Weselcouch, e-mail: dwes@epix.net; (570) 631-2700. Investors and security holders are urged to read the proxy statement and other relevant materials when they become available before making any voting decision with respect to the annual meeting.

CTE and its directors, executive officers and other members of its management and employees may be soliciting proxies from shareholders in connection with the annual meeting under the rules of the Commission. Information about persons who may be considered participants in the solicitation of proxies, including their ownership of CTE, is set forth in CTE's public filing on Schedule 14A with the Commission on April 25, 2003, as amended on May 1, 2003. This document is available for free at the Commission’s web site at www.sec.gov. Information about the directors and executive officers of CTE and a description of their interests will also be set forth in the proxy statement for the annual shareholders’ meeting when it becomes available.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release is forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future and cause them to be different from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties related to the Company’s ability to further penetrate its markets and the related costs of that effort, economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials and inventories, technological developments and changes in the competitive environment in which the Company operates and receipt of necessary approvals.

# # #

7TH ADD/COMMONWEALTH TELEPHONE ENTERPRISES, INC./MAY 1, 2003

	COMMONWEALTH TELEPHONE ENTERPRISES, INC.
	CONSOLIDATED STATEMENTS OF OPERATIONS
			(UNAUDITED)
		(Dollars in Thousands)
			(GAAP)

	THREE MONTHS ENDED MARCH 31, 2003				THREE MONTHS ENDED MARCH 31, 2002

	CT	CTSI	OTHER	TOTAL	CT	CTSI	OTHER	TOTAL

Sales	$52,097	$21,495	$9,566	$83,158	$48,616	$20,881	$8,899	$78,396
Costs & Expenses (excluding other operating
expenses itemized below)	17,107	13,284	9,436	39,827	17,113	13,133	8,518	38,764

Management Fees	-	-	-	-	300	99	(99)	300

Depreciation & Amortization	11,499	5,060	1,068	17,627	11,022	4,495	1,456	16,973

Voluntary Retirement Program	-	-	-	-	-	-	2,333	2,333

Operating Income (Loss)	23,491	3,151	(938)	25,704	20,181	3,154	(3,309)	20,026

Interest and Dividend Income	669	-	37	706	807	-	74	881
Interest Expense	(1,037)	-	(1,351)	(2,388)	(1,297)	-	(2,052)	(3,349)
Other Income (Expense), net	(29)	12	52	35	5	(10)	(4)	(9)
Equity in Unconsolidated Entities	-	-	231	231	-	228	-	228

Income (Loss) before Income Taxes and
Cumulative Effect of Accounting Change	23,094	3,163	(1,969)	24,288	19,696	3,372	(5,291)	17,777

Provision (Benefit) for Income Taxes	8,680	1,165	(511)	9,334	7,566	1,239	(1,777)	7,028

Income (Loss) before Cumulative
Effect of Accounting Change	14,414	1,998	(1,458)	14,954	12,130	2,133	(3,514)	10,749

Cumulative Effect of Accounting Change,
Net of Tax	13,230	-	-	13,230	-	-	-	-

Net Income (Loss)	$27,644	$1,998	$(1,458)	$28,184	$12,130	$2,133	$(3,514)	$10,749

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8TH ADD/COMMONWEALTH TELEPHONE ENTERPRISES, INC./MAY 1, 2003

COMMONWEALTH TELEPHONE ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(GAAP)

	THREE MONTHS ENDED
	MARCH 31,

	2003	2002

Basic Earnings per
Average Common Share:

Income before Cumulative Effect of Accounting Change	$0.64	$0.46
Cumulative Effect of Accounting Change, Net of Tax	$0.56	$0.00

Net Income (Loss)	$1.20	$0.46

Weighted Average Common Shares Outstanding	23,436,706	23,352,097

Diluted Earnings per
Average Common Share:

Income before Cumulative Effect of Accounting Change	$0.63	$0.45
Cumulative Effect of Accounting Change, Net of Tax	$0.56	$0.00

Net Income (Loss)	$1.19	$0.45

Weighted Average Common Shares and
Common Stock Equivalents Outstanding	23,707,481	23,677,562

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9TH ADD/COMMONWEALTH TELEPHONE ENTERPRISES, INC./MAY 1, 2003
COMMONWEALTH TELEPHONE ENTERPRISES, INC.
CONSOLIDATED STATEMENT OF OPERATION
RECONCILIATION TO GAAP RESULTS
(UNAUDITED)
(Dollars in Thousands, Except Per Share Amounts)

		Special and
		Non-Recurring Items

	3 Mos. Ended		3 Mos. Ended
	3/31/2003		3/31/2003
	Reported	Cumulative Effect of	Before Non-Recurring
	(GAAP)	Accounting Change	Items

Sales	$83,158	-	$83,158
Costs & Expenses (excluding other operating
expenses itemized below)	39,827	-	39,827

Management Fees	-	-	-

Depreciation & Amortization	17,627	-	17,627

Voluntary Retirement Program	-	-	-

Operating Income (Loss)	25,704	-	25,704

Interest and Dividend Income	706	-	706
Interest Expense	(2,388)	-	(2,388)
Other Income (Expense), net	35	-	35
Equity in Unconsolidated Entities	231	-	231

Income (Loss) before Income Taxes and
Cumulative Effect of Accounting Change	24,288	-	24,288

Provision (Benefit) for Income Taxes	9,334	-	9,334

Income (Loss) before Cumulative
Effect of Accounting Change	14,954	-	14,954

Cumulative Effect of Accounting Change,
Net of Tax	13,230	(13,230)	-

Net Income (Loss)	$28,184	$(13,230)	$14,954

Basic Earnings per Average Common Share 1	$1.20	$(0.56)	$0.64

Diluted Earnings per Average Common Share 1	$1.19	$(0.56)	$0.63

1EPS totals may not add across due to rounding.

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10TH ADD/COMMONWEALTH TELEPHONE ENTERPRISES, INC./MAY 1, 2003

COMMONWEALTH TELEPHONE ENTERPRISES, INC.
CONSOLIDATED STATEMENT OF OPERATION
RECONCILIATION TO GAAP RESULTS
(UNAUDITED)
(Dollars in Thousands, Except Per Share Amounts)
		Special and
		Non-Recurring Items

	3 Mos. Ended		3 Mos. Ended
	3/31/2002		3/31/2002
	Reported	Voluntary Retirement	Before Non-Recurring
	(GAAP)	Program	Items

Sales	$78,396	-	$78,396
Costs & Expenses (excluding other operating
expenses itemized below)	38,764	-	38,764

Management Fees	300	-	300

Depreciation & Amortization	16,973	-	16,973

Voluntary Retirement Program	2,333	(2,333)	-

Operating Income (Loss)	20,026	2,333	22,359

Interest and Dividend Income	881	-	881
Interest Expense	(3,349)	-	(3,349)
Other Income (Expense), net	(9)	-	(9)
Equity in Unconsolidated Entities	228	-	228

Income (Loss) before Income Taxes and
Cumulative Effect of Accounting Change	17,777	2,333	20,110

Provision (Benefit) for Income Taxes	7,028	910	7,938

Income (Loss) before Cumulative
Effect of Accounting Change	10,749	1,423	12,172

Cumulative Effect of Accounting Change,
Net of Tax	-		-

Net Income (Loss)	$10,749	$1,423	$12,172

Basic Earnings per Average Common Share 1	$0.46	$0.06	$0.52

Diluted Earnings per Average Common Share 1	$0.45	$0.06	$0.51

1EPS totals may not add across due to rounding.

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11TH ADD/COMMONWEALTH TELEPHONE ENTERPRISES, INC./MAY 1, 2003

COMMONWEALTH TELEPHONE ENTERPRISES, INC.
     SELECTED FINANCIAL RESULTS
RECONCILIATION TO GAAP RESULTS
(UNAUDITED)
(Dollars in Thousands, Except Per Share Amounts)

A reconciliation of net income (loss) and net income (loss) margin to EBITDA and EBITDA margin is as follows:

Three months ended March 31, 2003

	CT	Margin	CTSI	Margin	Other	Margin	Total	Margin

Net Income (Loss)	$27,644	53.1%	$1,998	9.3%	$(1,458)	-15.2%	$28,184	33.9%

Cumulative Effect of Accounting Change,
Net of Tax	(13,230)	-25.4%	-	0.0%	-	0.0%	(13,230)	-15.9%
Provision (Benefit) for Income Taxes	8,680	16.7%	1,165	5.4%	(511)	-5.3%	9,334	11.2%
Equity in Unconsolidated Entities	-	0.0%	-	0.0%	(231)	-2.4%	(231)	-0.3%
Other Income (Expense), net	29	0.1%	(12)	-0.1%	(52)	-0.5%	(35)	0.0%
Interest Expense	1,037	2.0%	-	0.0%	1,351	14.1%	2,388	2.9%
Interest and Dividend Income	(669)	-1.3%	-	0.0%	(37)	-0.4%	(706)	-0.8%

Operating Income (Loss)	23,491	45.1%	3,151	14.7%	(938)	-9.8%	25,704	30.9%

Depreciation & Amortization	11,499	22.1%	5,060	23.5%	1,068	11.2%	17,627	21.2%

EBITDA	$34,990	67.2%	$8,211	38.2%	$130	1.4%	$43,331	52.1%

Three months ended March 31, 2002

	CT	Margin	CTSI	Margin	Other	Margin	Total	Margin

Net Income (Loss)	$12,130	25.0%	$2,133	10.2%	$(3,514)	-39.5%	$10,749	13.7%

Provision (Benefit) for Income Taxes	7,566	15.6%	1,239	5.9%	(1,777)	-20.0%	7,028	9.0%
Equity in Unconsolidated Entities	-	0.0%	(228)	-1.1%	-	0.0%	(228)	-0.3%
Other Income (Expense), net	(5)	0.0%	10	0.0%	4	0.0%	9	0.0%
Interest Expense	1,297	2.7%	-	0.0%	2,052	23.1%	3,349	4.3%
Interest and Dividend Income	(807)	-1.7%	-	0.0%	(74)	-0.8%	(881)	-1.1%

Operating Income (Loss)	20,181	41.5%	3,154	15.1%	(3,309)	-37.2%	20,026	25.5%

Voluntary Retirement Program					2,333	26.2%	2,333	3.0%
Depreciation & Amortization	11,022	22.7%	4,495	21.5%	1,456	16.4%	16,973	21.7%

EBITDA	$31,203	64.2%	$7,649	36.6%	$480	5.4%	$39,332	50.2%

Margin is calculated by dividing the relevant line item by sales. The reconciliation of margin percentage may not add due to rounding.

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12TH ADD/COMMONWEALTH TELEPHONE ENTERPRISES, INC./MAY 1, 2003

COMMONWEALTH TELEPHONE ENTERPRISES, INC.
     SELECTED FINANCIAL RESULTS
RECONCILIATION TO GAAP RESULTS
(UNAUDITED)
(Dollars in Millions, Except Per Share Amounts)

A reconciliation of full year projected net income (loss) to full year EBITDA guidance is as follows:

	Full year 2003
	Range

	Consolidated	Consolidated

Diluted Earnings Per Share	$2.45	$2.47

Projected Net Income	$71.2	$71.7

Cumulative Effect of Accounting Change,
Net of Tax	(13.2)	(13.2)
Provision for Income Taxes	38.7	38.9
Other Income (Expense), net and
Equity in Unconsolidated Entities	(2.8)	(2.8)
Interest Expense, net	4.2	5.2

Operating Income (Loss)	98.1	99.8

Depreciation & Amortization	69.9	70.2

EBITDA	$168.0	$170.0

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13TH ADD/COMMONWEALTH TELEPHONE ENTERPRISES, INC./MAY 1, 2003

COMMONWEALTH TELEPHONE ENTERPRISES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Dollars in Thousands)

	March 31,	December 31,
	2003	2002

ASSETS

CURRENT ASSETS:

Cash and Temporary Cash Investments	$53,054	$34,935

Accounts Receivable and Unbilled Revenues, net of Allowance
for Doubtful Accounts of $5,633 in 2003 and $5,520 in 2002	58,394	52,866

Other Current Assets	15,282	10,138

Deferred Income Taxes	21,816	23,669

Total Current Assets	148,546	121,608

PROPERTY PLANT AND EQUIPMENT (NET OF ACCUMULATED
DEPRECIATION OF $415,747 IN 2003 AND $432,435 IN 2002)	422,448	411,370

INVESTMENTS	9,484	9,718

DEFERRED CHARGES AND OTHER ASSETS	11,372	11,343

TOTAL ASSETS	$591,850	$554,039

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14TH ADD/COMMONWEALTH TELEPHONE ENTERPRISES, INC./MAY 1, 2003

COMMONWEALTH TELEPHONE ENTERPRISES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Dollars in Thousands)

	March 31,	December 31,
	2003	2002

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:

Notes Payable	$65,000	$65,000

Current Maturities of Long-Term Debt	9,010	9,010

Accounts Payable	29,033	30,503

Advance Billings and Customer Deposits	5,207	5,870

Accrued Expenses	50,809	49,955

Accrued Restructuring Expenses	1,523	2,029

Total Current Liabilities	160,582	162,367

LONG-TERM DEBT	75,047	77,299

DEFERRED INCOME TAXES	70,394	61,083

OTHER DEFERRED CREDITS	34,827	32,300

COMMON SHAREHOLDERS' EQUITY:

Common Stock	27,492	27,307

Additional Paid-in Capital	263,259	256,594

Deferred Compensation	(7,964)	(2,676)

Other Comprehensive Loss	(6,697)	(6,961)

Retained Earnings	106,153	77,969

Treasury Stock at Cost, 3,829,133 shares at March 31, 2003
and 3,829,133 at December 31, 2002	(131,243)	(131,243)

Total Common Shareholders' Equity	251,000	220,990

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$591,850	$554,039

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